Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 10, 2020 (except for Note 20, as to which the date is September 23, 2020), in Amendment No.2 to the Registration Statement (Form F-1 No. 333-248658) and related Prospectus of Chindata Group Holdings Limited dated September 23, 2020.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

September 23, 2020